Exhibit 12.1

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 23, Selected Financial Data for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, included in this report as Exhibit 13.1.

(Calculation)

Net Income / Weighted average shares of common stock outstanding for the period

=    Earnings Per Share

	December 31,
	2009	2008	2007	2006	2005
Net Income	$2,304,986	$2,205,511	$2,035,962	$2,143,824	$2,262,265
Weighted Average Shares Outstanding	1,589,411	1,589,411	1,589,411	1,589,411	1,589,411
Per Share Amount	$1.45	$1.39	$1.28	$1.35	$1.42

(Calculation)

Cash dividends/ Shares issued

=    Cash dividends declared per share

	December 31,
	2009	2008	2007	2006	2005
Cash dividends	$1,207,952	$1,173,201	$1,161,616	$1,161,616	$1,161,616
Shares issued	1,589,411	1,589,411	1,589,411	1,589,411	1,589,411
Per Share Amount	$.76	$.74	$.73	$.73	$.73

(Calculation)

Stockholders’ Equity/ Shares issued

=    Book Value per share

	December 31,
	2009	2008	2007	2006	2005
Stockholders’ Equity	$30,806,237	$28,736,558	$27,214,599	$25,276,954	$23,958,629
Shares issued	1,589,411	1,589,411	1,589,411	1,589,411	1,589,411
Per Share Amount	$19.38	$18.08	$15.86	$15.90	$15.07

(Calculation)

Net Income / Total average assets

=    Return on Average Assets

	(In thousands)

	December 31,
	2009	2008	2007	2006	2005
Net Income	$2,305	$2,206	$2,036	$2,144	$2,262
Total Average Assets	$266,414	$258,275	$253,930	$262,946	$270,500
Return on Average Assets	.87%	.85%	.80%	.82%	.84%

(Calculation)

Net Income / Average stockholders’ equity

=    Return on Average Equity

	(In thousands)

	December 31,
	2009	2008	2007	2006	2005
Net Income	$2,305	$2,206	$2,036	$2,144	$2,262
Total Average Stockholders’ Equity	$28,192	$27,295	$26,223	$25,416	$24,409
Return on Average Equity	8.18%	8.08%	7.76%	8.44%	9.27%

(Calculation)

Average Equity / Average stockholders’ equity

=    Average Equity to Average Assets

	(In thousands)

	December 31,
	2009	2008	2007	2006	2005
Total Average Stockholders’ Equity	$28,192	$27,295	$26,223	$25,416	$24,409
Total Average Assets	$266,414	$258,275	$253,930	$262,946	$270,500
Average Equity to Average Assets	10.58%	10.57%	10.33%	9.67%	9.02%

(Calculation)

Cash dividends per share / Net income per share

=    Dividend Payout Ratio

	December 31,
	2009	2008	2007	2006	2005
Cash dividends
per share	$.76	$.74	$.73	$.73	$.73
Net income per share	$1.45	$1.39	$1.28	$1.35	$1.42
Dividend Payout Ratio	52.41%	53.24%	57.03%	54.07%	51.41%

(Calculation)

Loans/ Total deposits

=    Loan to Deposit Ratio

	December 31,
	2009	2008	2007	2006	2005
Loans	$128,581,422	$124,634,785	$121,739,193	$120,709,320	$135,214,258
Total deposits	$221,245,997	$206,385,267	$203,126,831	$210,408,415	$218,817,301
Loan to Deposit Ratio	58.12%	60.39%	59.93%	57.37%	61.79%